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                                December 7, 2000





GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD  20878

         Re:   Consent

Dear Gentlemen:

         Leydig, Voit & Mayer, Ltd. hereby consents to the use of its name under the caption "Experts" in the Registration Statement of GenVec, Inc., on Form S-1 filed with the Securities and Exchange Commission on October 5, 2000 and amended on November 14, 2000, November 28, 2000, and December 7, 2000.

         As stated in the Registration Statement, Leydig, Voit & Mayer, Ltd., as intellectual property counsel to GenVec, Inc., and as an expert on such matters, has reviewed and approved certain statements in the Prospectus. These statements are limited specifically to the statements regarding intellectual property rights included in the Prospectus under the captions "Risk Factors -- Risks Related to Our Industry -- If we are unable to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to compete with us," "-- If our potential products conflict with intellectual property rights of competitors, universities or others, then we may be unable to develop and commercialize those product candidates," "-- If our right to use intellectual property we license from others is affected, our ability to develop and commercialize our product candidates may be harmed," and "Business -- Patents and Proprietary Rights."

                                                    Very truly yours,

                                                    LEYDIG, VOIT & MAYER, LTD.



                                                    By:      /s/ John Kilyk, Jr.
                                                             John Kilyk, Jr.

JKJ/pz